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                                                Filed pursuant to Rule 424(b)(2)
                                            Registration Statement No. 333-68342



                           PROSPECTUS SUPPLEMENT NO. 2
                      (to Prospectus dated August 24, 2001)

                               KANA SOFTWARE, INC.

                                  COMMON STOCK

         You should carefully read this prospectus supplement and the accompanying prospectus dated August 24, 2001, which is to be delivered with this prospectus supplement, before you invest. Both documents contain information you should consider carefully before making your investment decision.

         We are offering an aggregate of 100,000 shares of our common stock directly to an institutional investor. The negotiated purchase price for these shares of common stock will be $1.00 per share, for an aggregate of $100,000. We are not paying any underwriting discounts or commissions in this transaction. We expect this transaction to close, and the shares issued, on or before December 12, 2001.

         On December 6, 2001, the last reported sales price of our common stock on the Nasdaq National Market was $1.94 per share.

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          Investing in our common stock involves a high degree of risk.
      See "Risk Factors" beginning on page 4 of the prospectus dated August
                                   24, 2001.

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     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.
            Any representation to the contrary is a criminal offense.

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           The date of this prospectus supplement is December 7, 2001

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About this Prospectus Supplement .........................................   S-1
General ..................................................................   S-2
Risk Factors .............................................................   S-2
Use of Proceeds ..........................................................   S-3
Market for our Common Stock ..............................................   S-3
Dilution .................................................................   S-3
Plan of Distribution .....................................................   S-3
Forward-Looking Statements ...............................................   S-4

                                     GENERAL

         This prospectus supplement is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf registration, we may offer up to 50,000,000 shares of our common stock from time to time in one or more offerings. This prospectus supplement provides specific information about the offering of shares of our common stock under the shelf registration statement. You should carefully read this prospectus supplement, the prospectus, and the information that we incorporate by reference into those documents. In case there are any differences or inconsistencies between this prospectus supplement the prospectus, and the information incorporated by reference, you should only rely on the information contained in the document with the latest date. Please refer to the information and documents listed under the heading "Where You Can Find More Information" in the prospectus.

         You should rely only on the information provided or incorporated by reference in this prospectus supplement and the related prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.

                                  RISK FACTORS

         In addition to the risk factors described in the prospectus beginning on page 4, you should refer to the information set forth under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations - Risks Associated With Kana's Business And Future Operating Results" in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, which is incorporated by reference herein.

                                      S-2

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                                 USE OF PROCEEDS

The net proceeds to us from this offering will be approximately $100,000. We will use the net proceeds of this offering to pay accrued costs incurred in restructuring our operations in the third quarter of 2001.

                           MARKET FOR OUR COMMON STOCK

         On December 6, 2001, the last reported sales price of our common stock on the Nasdaq National Market was $1.94 per share. Our common stock is traded on the Nasdaq National Market under the symbol "KANA." As of December 6, 2001 and before the issuance of the 100,000 shares pursuant to this prospectus supplement, we had 193,588,135 shares of common stock outstanding.

                                    DILUTION

         The net tangible book value of the common stock as of September 30, 2001, was approximately $108.6 million, or $.60 per share. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the 182,316,634 shares of common stock outstanding as of September 30, 2001. After giving effect to the sale of the common stock offered with this prospectus supplement at a price of $1.00 per share, the net tangible book value at September 30, 2001 would have been $108.7 million, or $.60 per share. This represents no increase in net tangible book value per share to existing stockholders and an immediate dilution of $0.40 per share to the new investors. The above discussion does not reflect the issuance and sale of 10 million shares of our common stock to certain institutional investors at a purchase price of $1.00 per share on November 26, 2001 and assumes no exercise of any stock options and warrants outstanding as of September 30, 2001. As of September 30, 2001, there were options and warrants outstanding to purchase a total of approximately 44.2 million shares of our common stock. Upon exercise of options and warrants, there may be further dilution to the new investors.

                              PLAN OF DISTRIBUTION

         All of the shares are being sold to an institutional investor, for a purchase price of $1.00 per share. In connection with this sale, the investors have represented to Kana that:

         . The investor is buying these shares as a principal for its own account for investment and has no present plans, agreements or arrangements for the resale or distribution thereof; and

         .    The investor is not a broker, dealer or member of the NASD.

                                      S-3

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                           FORWARD LOOKING STATEMENTS

         This prospectus supplement, together with the prospectus dated August 24, 2001, includes and incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or our future clinical or product development or financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of those terms and other comparable terminology.

         These statements reflect only management's current expectations. Important factors that could cause actual results to differ materially from the forward-looking statements we make or incorporate by reference in the prospectus or prospectus supplements are set forth under the heading "Risk Factors" in this prospectus, under the heading "Risks Associated With Kana's Business and Future Operating Results" in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, as these reports may be updated from time to time by our future filings under the Securities Exchange Act, and elsewhere in the documents incorporated by reference in the prospectus and prospectus supplements. If one or more of these risks or uncertainties materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

                                      S-4